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Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation
Alternative Re Holdings Ltd.	Bermuda
Alternative Re Limited	Bermuda
Alternative Underwriting Services, Ltd.	Bermuda
Arch Capital Group (U.S.) Inc.	Delaware
Arch Capital Holdings Ltd.	Bermuda
Arch Capital Services Inc.	Delaware
Arch Underwriting Agency LLC	Delaware
Arch Europe Insurance Services Ltd	United Kingdom
Arch Excess & Surplus Insurance Company	Nebraska
Arch Financial Holdings B.V.	Netherlands
Arch Financial Holdings Europe I Limited	Ireland
Arch Financial Holdings Europe II Limited	Ireland
Arch Indemnity Insurance Company	Nebraska
Arch Insurance Company	Missouri
Arch Insurance Company (Europe) Limited	United Kingdom
Arch Insurance Group Inc.	Delaware
Arch International Services Inc.	Delaware
Arch Investment Management Ltd.	Bermuda
Arch Investments I LLC	Delaware
Arch Re Accident & Health ApS	Denmark
Arch Re Facultative Underwriters Inc.	Delaware
Arch Reinsurance Company	Nebraska
Arch Reinsurance Europe Underwriting Limited	Ireland
Arch Reinsurance Ltd.	Bermuda
Arch Risk Transfer Services Ltd.	Bermuda
Arch Specialty Insurance Company	Nebraska
Arch Syndicate Investments Ltd	United Kingdom
Arch Underwriting Agency LLC	Delaware
Arch Underwriting at Lloyd's Ltd	United Kingdom
Arch Underwriting at Lloyd's (Australia) Pty Ltd	Australia
Arch Underwriting at Lloyd's (South Africa) (Pty) Limited	Republic of South Africa

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  Exhibit 21
SUBSIDIARIES OF REGISTRANT